Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE

Date Submitted: April 23, 2007 NASDAQ Symbol: FBMI	Contact: Samuel G. Stone Executive Vice President and Chief Financial Officer (989) 466-7325

FIRSTBANK CORPORATION ANNOUNCES
FIRST QUARTER 2007 RESULTS

      Highlights Include:

•	Earnings per share (diluted) up 10.8% to $0.41 for the first quarter of 2007 compared to $0.37 in the first quarter of 2006, benefiting from a favorable development in asset quality
•	Net interest margin continues to contract due to the flat yield curve and increasing deposit costs
•	Economic conditions limit growth opportunities
•	Continued concentration on asset quality and expense control
•	ICNB pending acquisition on track for 2nd quarter closing

Alma, Michigan (FBMI) — Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, announced earnings per share of $0.41 for the first quarter of 2007, an increase of 10.8% compared to $0.37 for the first quarter of 2006. Net income was $2,658,000 for the quarter ended March 31, 2007, up 9.7% from the $2,424,000 for the quarter ended March 31, 2006. Returns on average assets and average equity for the first quarter of 2007 were 1.01% and 11.4%, respectively, compared with 0.96% and 10.8%, respectively, in the first quarter of 2006. Reversal of provision for loan loss expense due to the payoff of a credit with specific reserves was the primary reason for the improved financial results. Decline in the net interest margin and continued weak mortgage and real estate activity would have led to earnings and profitability measures weaker than the prior year were it not for the provision reversal. All per share amounts are fully diluted and have been adjusted to reflect the 5% stock dividend paid in December of 2006.

Firstbank recently received payoff on a loan relationship of approximately $4 million which has been discussed in previous disclosures. Although this loan was performing, a specific reserve had been established due to concerns regarding prospects for the business. The negative provision expense of $971,000 to reverse this specific reserve more than offset other positive expense posted in the quarter, resulting in a total provision for loan losses expense of negative $721,000 for the first quarter of 2007. The analysis of the allowance shows the resulting allowance as of March 31, 2007, of $9.1 million, or 1.00% of loans, to be appropriate.

Total portfolio loans of $913 million were 2.6% above the level at March 31, 2006. Total assets at March 31, 2007, were $1.1 billion and increased 4.2% over the year-ago period. Total deposits as of March 31, 2007, were $834 million, compared to $797 million at March 31, 2007, an increase of 4.6%.

Firstbank’s net interest margin, at 3.90% in the first quarter of 2007, declined by 8 basis points from the 3.98% level for the fourth quarter of 2006 and by 29 basis points from the 4.19% level in the first quarter of 2006. The continuing flat, and sometimes negatively sloped, yield curve continues to result in increasing funding costs relative to earning asset yields. Deposit balances continue to shift from non-interest bearing and lower rate products to higher rate products. Competitive pressures and the flat yield curve keep these deposit rates high providing only a narrow margin to rates available for making loans.

Mr. Sullivan stated, “Our industry continues to be under earnings strain, and for some banks there is a more serious problem of asset quality stress. These problems are particularly prevalent in Michigan, because plant closings and manufacturing job losses are having a direct and ripple effect on the economy. At Firstbank we know that above all else we must be careful stewards of asset quality, and I am pleased with the results our lenders have had in managing through a few difficult situations, and maintaining high quality underwriting and documentation standards. In the first quarter in particular, some of these efforts brought fruit in that we reversed a specific reserve because it was no longer needed and our non-performing and net charge-off ratios improved. We know that the economic stress in Michigan is not over, and we must continue the emphasis on asset quality. At the same time, we are working to contain expenses and trim non-productive expenses, because revenues are challenged by a weak real estate market and more pressure squeezing the spread between loan rates and deposit costs than we have ever before seen. We remain committed to serving our customers and communities well. We know that economies go through cycles, and when Michigan emerges from the current negative phase, we want our company and our position in our markets to be strong. We are looking forward to the expansion of our service area into the communities covered by ICNB, and we believe this acquisition will help position our company more strongly for the future.”

In the first quarter of 2007, Firstbank realized $130,000 in losses on sale of securities from the investment portfolio as advantage was taken of market opportunities to improve yields going forward. A partial offset to this loss was a gain on a sale of an other real estate owned property. Non-interest income showed small declines from prior quarter and year ago and would have shown small increases without the negative impact of the loss on security sales. Revenue from gain on sale of mortgages and real estate activity continued to be weak.

In the first quarter of 2007, non-interest expense was reduced by 3.6% from the fourth quarter of 2006. Even with three additional branch offices in operation compared to year-ago, non-interest expense in the first quarter of 2007 was held to 2.4% above the level in the first quarter of 2006. As revenues continue under pressure from the narrowing net interest margin and weak mortgage activity, Firstbank continues to work to contain expenses and where possible to trim non-productive expenses. Expenses in all non-bank subsidiaries have been scaled back.

Net charge-offs were $164,000 in the first quarter of 2007. Excluding the negative component of provision expense of $971,000 discussed above, provision expense exceeded net charge-offs. Annualized as a percentage of average loans, net charge-offs were 0.07% in the first quarter of 2007. The ratio of non-performing loans (including loans past due over 90 days) to loans was 0.34% at March 31, 2007, showing significant improvement from 0.47% at December 31, 2006, and 0.72% at March 31, 2006.

Shareholders’ equity increased 2.1% in the first quarter of 2007, and was 3.8% above the level at March 31, 2006. The ratio of average equity to average assets stood at 8.9% in the first quarter of 2007 – a level consistent over the past two years – indicating that strong equity capital has been maintained. Firstbank did not repurchase shares in the first quarter of 2007, as it expects to achieve increased leverage of its capital base to an appropriate level through the structure of the pending acquisition of the $236 million asset ICNB Financial Corporation. The purchase is being accomplished with a mix of 50% Firstbank Corporation stock and 50% cash, and Firstbank anticipates issuing additional trust preferred through a pooling arrangement in connection with this transaction. The merger transaction is expected to close at the end of the second quarter of 2007.

Firstbank Corporation, headquartered in Alma, Michigan, is a six bank financial services company with assets of $1.1 billion and 41 banking offices serving Michigan’s Lower Peninsula. Bank subsidiaries include: Firstbank – Alma; Firstbank (Mt. Pleasant); Firstbank – West Branch; Firstbank – Lakeview; Firstbank – St. Johns; and Keystone Community Bank.

This press release contains certain forward-looking statements that involve risks and uncertainties. When used in this press release the words “anticipate,” “believe,” “expect,” “hopeful,” “potential,” “should,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning future business growth, changes in interest rates, and the resolution of problem loans. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services, interest rates and feefvs for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

FIRSTBANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
UNAUDITED

	Mar 31 2007	Dec 31 2006	Mar 31 2006

ASSETS

Cash and cash equivalents:
Cash and due from banks	$28,091	$32,084	$26,382
Short term investments	32,739	24,853	8,383

Total cash and cash equivalents	60,830	56,937	34,765

Securities available for sale	68,651	69,125	75,526
Federal Home Loan Bank stock	5,924	5,924	6,506
Loans:
Loans held for sale	283	1,120	1,167
Portfolio loans:
Commercial	199,067	194,810	188,516
Commercial real estate	266,084	286,249	300,858
Residential mortgage	295,385	284,137	275,190
Real estate construction	89,844	81,218	65,768
Consumer	62,201	63,106	59,380

Total portfolio loans	912,581	909,520	889,712
Less allowance for loan losses	(9,081)	(9,966)	(11,562)

Net portfolio loans	903,500	899,554	878,150

Premises and equipment, net	20,251	20,232	19,468
Goodwill	20,094	20,094	19,888
Other intangibles	2,884	3,045	3,542
Other assets	18,684	19,061	17,803

TOTAL ASSETS	$1,101,101	$1,095,092	$1,056,815

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES

Deposits:
Noninterest bearing accounts	$120,295	$131,942	$123,145
Interest bearing accounts:
Demand	167,082	161,228	175,866
Savings	134,484	127,301	132,491
Time	359,556	350,710	300,673
Wholesale CD's	52,195	64,245	65,077

Total deposits	833,612	835,426	797,252

Securities sold under agreements to
repurchase and overnight borrowings	38,170	35,179	39,006
FHLB Advances and notes payable	94,146	94,177	91,838
Subordinated Debt	20,620	20,620	20,620
Accrued interest and other liabilities	16,423	13,617	13,528

Total liabilities	1,002,971	999,019	962,244

SHAREHOLDERS' EQUITY
Preferred stock; no par value, 300,000
shares authorized, none issued
Common stock; 20,000,000 shares authorized	92,373	91,652	87,711
Retained earnings	5,749	4,552	7,239
Accumulated other comprehensive income/(loss)	8	(131)	(379)

Total shareholders' equity	98,130	96,073	94,571

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,101,101	$1,095,092	$1,056,815

Common stock shares issued and outstanding	6,518,143	6,484,202	6,595,628
Principal Balance of Loans Serviced for Others ($mil)	$470.5	$472.0	$471.8

Asset Quality Ratios:
Non-Performing Loans / Loans^	0.34%	0.47%	0.72%
Non-Perf. Loans + OREO / Loans^ + OREO	0.48%	0.65%	0.86%
Non-Performing Assets / Total Assets	0.40%	0.54%	0.72%
Allowance for Loan Loss as a % of Loans^	1.00%	1.10%	1.30%
Allowance / Non-Performing Loans	293%	234%	180%

Quarterly Average Balances:
Total Portfolio Loans^	$903,807	$915,191	$883,598
Total Earning Assets	990,838	999,225	974,534
Total Shareholders' Equity	96,590	95,761	93,772
Total Assets	1,087,428	1,083,518	1,054,024
Diluted Shares Outstanding	6,516,568	6,543,831	6,629,428

^ Total Loans less loans held for sale

FIRSTBANK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share data)
UNAUDITED

	Three Months Ended:

	Mar 31 2007	Dec 31 2006	Mar 31 2006

Interest income:
Interest and fees on loans	$16,798	$17,303	$15,843
Investment securities
Taxable	626	534	513
Exempt from federal income tax	270	266	248
Short term investments	311	150	111

Total interest income	18,005	18,253	16,715

Interest expense:
Deposits	6,507	6,469	4,944
Notes payable and other borrowing	1,977	1,992	1,829

Total interest expense	8,484	8,461	6,773

Net interest income	9,521	9,792	9,942
Provision for loan losses	(721)	169	185

Net interest income after provision for loan losses	10,242	9,623	9,757

Noninterest income:
Gain on sale of mortgage loans	324	309	248
Service charges on deposit accounts	944	935	922
Gain (loss) on sale of securities	(130)	0	6
Mortgage servicing	145	194	84
Other	949	930	1,023

Total noninterest income	2,232	2,368	2,283

Noninterest expense:
Salaries and employee benefits	4,730	4,817	4,558
Occupancy and equipment	1,351	1,339	1,272
Amortization of intangibles	161	161	168
FDIC insurance premium	24	25	28
Other	2,429	2,677	2,466

Total noninterest expense	8,695	9,019	8,492

Income before federal income taxes	3,779	2,972	3,548
Federal income taxes	1,121	804	1,124

Net Income	$2,658	$2,168	$2,424

Fully Tax Equivalent Net Interest Income	$9,698	$9,971	$10,084

Per Share Data:
Basic Earnings	$0.41	$0.33	$0.37
Diluted Earnings	$0.41	$0.33	$0.37
Dividends Paid	$0.225	$0.214	$0.210

Performance Ratios:
Return on Average Assets*	1.01%	0.79%	0.96%
Return on Average Equity*	11.4%	8.9%	10.8%
Net Interest Margin (FTE) *	3.90%	3.98%	4.19%
Book Value Per Share+	$15.05	$14.82	$14.33
Average Equity/Average Assets	8.9%	8.8%	8.9%
Net Charge-offs	$164	$892	$182
Net Charge-offs as a % of Average Loans^*	0.07%	0.39%	0.08%

* Annualized
+ Period End
^ Total loans less loans held for sale